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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Registration Statement (Form S-4) and related Prospectus of American Greetings Corporation for the registration of 11.75% Senior Subordinated Notes due 2008 ($260,000,000 aggregate principal amount) and to the incorporation by reference therein of our report dated March 27, 2001, with respect to the consolidated financial statements and schedule of American Greetings Corporation included in its Annual Report (Form 10-K) for the year ended February 28, 2001, filed with the Securities and Exchange Commission.






Cleveland, Ohio
August 22, 2001